CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the e-MedSoft.com 2000 Nonqualified Stock Option and Stock Bonus Plan of our report, dated September 10, 1999, with respect to the consolidated financial state-ments of e-Medsoft.com included in e-MedSoft.com's Form 10-K for the four months ended March 31, 1999, filed with the Securities and Exchange Commission and all references to our Firm included in the Form S-8.


/s/ ARTHUR ANDERSEN LLP


Los Angeles, California
April 4, 2000